Exhibit 99.1

July 10, 2012

The Honorable John McCain	The Honorable Joseph Lieberman
United States Senate	United States Senate
Washington, DC 20510	Washington, DC 20510

The Honorable James M. Inhofe	The Honorable Saxby Chambliss
United States Senate	United States Senate
Washington, DC 20510	Washington, DC 20510

The Honorable Kelly Ayotte	The Honorable Lindsey Graham
United States Senate	United States Senate
Washington, DC 20510	Washington, DC 20510

The Honorable John Cornyn
United States Senate
Washington, DC 20510

Dear Senators,

I am writing in response to your letter of June 29 wherein you requested certain information regarding the implications of sequestration. The Northrop Grumman team appreciates the work the Senate Committee on Armed Services is conducting to ensure the capability and readiness of our country’s military. We are very concerned that should sequestration be implemented as presently required by law, it would have serious negative consequences for the security of our country, the defense industrial base, and the customers, employees, suppliers, investors, and communities that rely on the companies in the defense industrial base, including Northrop Grumman.

Currently, there is no planning guidance available from the Federal Government that would enable us specifically to answer your questions regarding the scope of the impacts on contracts and the consequential impacts to our employees, partners, and suppliers. There are many variables in how the law could be implemented that will determine the impacts. Given the seriousness of these implications, we believe it would not be appropriate for us to speculate on the specifics of the impacts prior to receipt of such guidance. Nevertheless, we can confirm that this large uncertainty as to the implementation approach for

July 10, 2012

sequestration, and more broadly the Federal budget environment, has negatively impacted our current hiring and our investment approach. As a publicly traded company, we take very seriously our fiduciary obligations to our shareholders, as well as our obligations to all of our stakeholders, including our customers, employees, and suppliers. Our actions in the near term are based on our intentions to best serve all these stakeholders in this time of great uncertainty.

With respect to your question regarding the WARN Act, our company continues to assess our approach to meet the requirements of the Act in light of this substantial uncertainty. We have made no decision on this matter at this time, but we are mindful of both the near term issues associated with the Act as well as the potential longer term considerations associated with our workforce. In particular, we are broadly concerned about sequestration’s impact on our industry’s ability to continue to attract our country’s best and brightest talent to work in the defense industrial base. Our success in attracting the best talent is critical if we are to continue to provide America’s service men and women the technological superiority upon which our military strategy so vitally depends.

I would be happy to meet with you to further discuss these matters if that would be helpful.

Sincerely,

/s/ Wes Bush

Wes Bush